STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (the “Agreement”), dated as of November 17, 2009, is made by and among InovaChem, Inc., a Delaware corporation (“InovaChem”), and William W. Zuo (“Zuo”), Xiaojing Li (“Li”), Shao Jun Xu (“Xu”) and Lu Yiu (“Yiu”) (Zuo, Li, Xu and Yiu individually referred to as a “Seller” and collectively referred to as the “Sellers”).

RECITALS:

WHEREAS, the Sellers own an aggregate of Fifteen Million (15,165,000) shares of common stock of InovaChem (the “Shares”) as follows:

Seller	# of Shares
Zuo	5,484,167
Li	5,484,167
Xu	3,433,333
Yiu	763,333

WHEREAS, each Seller desires to sell to InovaChem, and InovaChem desires to redeem and acquire from each Seller, all of Seller’s right, title and interest in and to the Shares upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Sellers and the Company agree as follows:

1.           Purchase of Shares.  On the Closing Date (as hereinafter defined), each Seller shall sell to InovaChem, and InovaChem shall purchase and acquire from each Seller, all of each Seller’s right, title and interest in and to the Shares.

2.           Consideration.  In consideration for the sale, transfer, assignment and delivery of the Shares, InovaChem shall pay a purchase price of $0.00001 per Share (the “Purchase Price”) to each Seller on the Closing Date the following amounts:

Seller	Purchase Price
Zuo	$54.84
Li	$54.84
Xu	$34.33
Yiu	$7.63

3.           Delivery of Shares.  On the Closing Date, each Seller shall deliver to InovaChem, free and clear of any claims, liens, mortgages, pledges, security interests or other encumbrances, a fully executed stock power for the Shares owned by such Seller and the stock certificate(s) representing all of the Shares owned by such Seller and being sold to and redeemed by InovaChem.

4.           Closing.  The consummation and the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of InovaChem promptly after the Certificate of Merger (the “Merger”) between NuGen Mobility Inc., a Delaware corporation, and InovaChem MergerCo II, Inc., a Delaware corporation, is filed with the Secretary of State of the State of Delaware  (the “Closing Date”).  If the Merger has not occurred by January 31, 2010, any of the parties to this Agreement may cancel this Agreement without penalty.

5.           Representations and Warranties of Sellers.  Each Seller represents and warrants to InovaChem that:

(a)	Title. Each Seller has title to the Shares owned by him, her of it, free and clear of any claims, liens, mortgages, pledges, security interests and other encumbrances.

(b)
Capacity; Binding Effect.  Each Seller has the legal capacity to enter into the Agreement.  The Agreement constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

(c)
No Conflict or Violation.  The execution and delivery of the Agreement, and the consummation of the transactions contemplated by this Agreement, do not conflict with or constitute a violation of (i) any agreement to which any Seller is bound; or (ii) any judgment, decree, order, regulation or other law applicable to any Seller.

(d)
Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any corporation, governmental authority, individual, partnership or trust is required to be made or obtained by any Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement.

(e)	Release. Each Seller releases InovaChem from any claims it may have or be entitled to as of the Closing Date.

6.           Applicable Law.  The Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

7.           Binding.  The Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, legal representatives, heirs and assigns.

8.           Counterparts.  The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           Entire Agreement; Amendment.  The Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made by the Sellers or InovaChem with respect thereto, whether or not relied or acted upon.  The Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade except by an agreement in writing duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first above written.

INOVACHEM, INC., a Delaware corporation

By:	/s/ Henry Toh
Henry Toh, Executive Vice President of Corporate Development

SELLERS:

/s/ William W. Zuo
William W. Zuo

/s/ Xiaojing Li
Xiaojing Li

/s/ Shao Jun Xu
Shao Jun Xu

/s/ Lu Yiu
Lu Yiu